Exhibit 4.20

English Translations for Reference

SUPPLEMENTARY AGREEMENT

Party A: __________, a citizen of the People’s Republic of China, with Entrepreneurial Sales Team number _________.

Party B: Fanhua Employees Holdings Limited, a limited liability company organized under the laws of British Virgin Islands.

Treasure Chariot Limited, a limited liability company organized under the laws of British Virgin Islands.

Or

Step Tall Limited, a limited liability company organized under the laws of British Virgin Islands.

WHEREAS:

1)	An Entrusted Share Purchase Agreement was entered into between Party A and Party B on _________, 2018;

2)	A Loan Agreement was entered into among Party A, Party B and CISG Holdings Ltd. on _________, 2018;

3)	Fanhua Inc. announced a share buyback program on August 28, 2018, and adjusted the subscription price for shares of the Company under its “521 Development Plan” to US$27.38 per American Depository Shares (“ADR”) according to the results of the share buyback program.

NOW THEREFORE, Party A, Party B hereby enter into the Supplementary Agreement on January 10, 2019 to amend certain terms of the Entrusted Share Purchase Agreement as follows:

1.	Article 1 of the Entrusted Share Purchase Agreement shall be amended as: Party B intends to subscribe for_________ ordinary shares (hereinafter referred to as “the Shares”) of Fanhua Inc. at a price of US$ 27.38 per American Depositary Receipt (“ADR”, one ADR representing 20 ordinary shares), for a total of US$ _________ (hereinafter referred to as “Amended Subscription Price”). Party B entrusts Party C to subscribe and hold the shares on his or her behalf;

2.	Party B shall pay 10% of the difference between the original Subscription Price and the Amended Subscription Price to the account designated by Party A before March 31, 2019.

The above amendments shall take effect immediately from the date of signing of this Supplementary Agreement. This Supplementary Agreement together with the document and its appendix referenced hereto constitutes the full and complete agreement and replaces all previous commitments and agreements related thereto.

[No text below]

IN WITNESS WHEREOF, all parties have entered into this Agreement as of the date first above written.

Party A: ________________

Signature:_______________

Party B:      Fanhua Employees Holdings Limited

Treasure Chariot Limited

Or

Step Tall Limited

Chop:______________________________